UnionTown Energy Inc. (UTOG) Signs Definitive Agreement to Acquire Musselshell Property in Heath and Amsden Formations, Montana

Las Vegas, NV (Marketwire - March 16, 2011) - UnionTown Energy Inc. (UTOG:OTCBB) is pleased to announce today that it has signed a definitive agreement to acquire the oil and gas property located in Musselshell County, Montana, previously announced under a letter of intent on February 16, 2011. The Company has completed its due diligence and is scheduled to close this agreement within a month.

The property, referred to as “The Musselshell Prospect”, is comprised of over 7,000 acres that cover potential reserves of the Heath and Amsden Formations which is partially defined by seismic data. The potential reserves have been determined with established reservoir engineering methodologies.

The Company believes that the western half of the property has the potential to support up to 16 horizontal drill sites with 2,000 foot horizontal legs in the Heath formation. Seismic data on the Eastern half shows potential in the Amsden Formation. That potential is further supported by 5 fields that have significant production from the Amsden Formation in and near the Central Montana Trough.

Further details of the acquisition and property will be disclosed on closing of the agreement.

“I believe the exploration and development of the Heath and Amsden Formations are at a very exciting stage now, much like the Bakken was a decade ago.” Mr. Fields, President of UnionTown, states, “ This transaction encompasses two plays, the Amsden Formation, with large producing fields nearby, and the new exciting Heath Formation. With this project now in progress we continue to examine other land positions. We are committed to advancing our property acquisitions in Montana and enhancing shareholder value."

About the Heath and Amsden Formations

The Heath-Tyler petroleum system, located in central Montana, has produced about 100 million bbl of oil from over 25 fields. This petroleum system is relatively simple in that it has a source rock, the Heath Formation of Mississippian age, overlain by a sandstone reservoir rock, the Pennsylvanian Tyler Formation.

Recently, the State of Montana issued drilling permits to several operators to explore for oil in fractured Mississippian Heath shale in the Central Montana Trough. The areas of interest for horizontal drilling are in Garfield, Petroleum, Fergus, Musselshell, and Rosebud counties.

The Amsden Formation is a Pennsylvanian-aged limestone and dolostone sequence that was in a shallow sea. In the area around the “Musselshell Prospect” the Amsden Formation underlies a regional Jurassic unconformity which eroded all of the post-Pennsylvanian strata. The Amsden Formation is proven in the area and has large, producing fields nearby.

About UnionTown Energy Inc.

UnionTown Energy Inc. (UTOG) (the “Company”) is focused on the acquisition, exploration, development and production of oil and natural gas properties. The Company is pursuing a strategy of building a portfolio of energy producing assets in known and producing regional oil fields throughout North America. The acquisition of the “Musselshell Prospect” is only the first step in the Company’s acquisition strategy. For more information, please visit www.uniontownenergy.com.

Safe Harbor

The information in this release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, actual results may differ materially. These forward-looking statements, specifically statements relating to expectations regarding the closing of the Musselshell agreement, future exploration activities and the potential results of exploration activities on these properties, involve risks and uncertainties that include, among others, fluctuations in natural gas and crude oil prices; the timely receipt of necessary permits and approvals; market demand for, and/or available supplies of, energy-related products and services; unanticipated project delays, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, commercial agreements, acquisitions and strategic transactions, government regulation and taxation. More information about factors that potentially could affect the Company's financial results is included in its filings with the Securities and Exchange Commission.

Contact

Terry Fields
President, UnionTown Energy Inc.
Phone: (702) 530-3241